HANCOCK PARK CORPORATE INCOME, INC.

$15,000,000

6.50% Senior Notes due November 27, 2024

______________

NOTE PURCHASE AGREEMENT

______________

Dated November 27, 2019

Schedule A	-	Defined Terms

Schedule 1	-	Form of 6.50% Senior Notes due 27, 2024

Schedule 5.3	-	Disclosure Materials

Schedule 5.4	-	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	-	Financial Statements

Schedule 5.14	-	Existing Indebtedness

Schedule 10.1	-	Transactions with Affiliates

Schedule 10.4	-	Liens

Exhibit S	-	Form of Supplement

HANCOCK PARK CORPORATE INCOME, INC.
10 S. Wacker Drive, Suite 2500
Chicago, Illinois 60606

6.50% Senior Notes due November 27, 2024
November 27, 2019
The HCM Master Fund Limited
Thomas J. Herzfeld Advisors, Inc.
119 Washington Ave., Ste. 504
Miami Beach, FL 33139

Ladies and Gentlemen:
Hancock Park Corporate Income, Inc., a Maryland corporation (the “Company”), agrees with the Purchaser as follows:

SECTION 1.	AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of $15,000,000 aggregate principal amount of its 6.50% Senior Notes due November 27, 2024 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

SECTION 2.	SALE AN PURCHASE OF NOTES.

Section 2.1.    Initial Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount of $15,000,000 at the purchase price of $14,700,000.

Section 2.2.    Additional Series of Notes. The Company may, from time to time, in its sole discretion but subject to the terms hereof, issue and sell one or more additional series of its promissory notes under the provisions of this Agreement pursuant to a supplement (a “Supplement”) substantially in the form of Exhibit S. Each additional series of Notes (the “Additional Notes”) issued pursuant to a Supplement shall be subject to the following terms and conditions:

(i)each series of Additional Notes, when so issued, shall be differentiated from all previous series by sequential designation inscribed thereon;

(ii)Additional Notes of the same series may consist of more than one different and separate tranches and may differ with respect to outstanding principal amounts, maturity dates, interest rates and premiums, if any, and price and terms of redemption or payment prior to maturity, but all such different and separate tranches of the same series shall vote as a single class and constitute one series;

(iii)each series of Additional Notes shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory and optional redemption on the dates and at the premiums, if any, have such additional or different conditions precedent to closing, such representations and warranties and such additional covenants as shall be specified in the Supplement under which such

Additional Notes are issued and upon execution of any such Supplement, this Agreement shall be amended (a) to reflect such additional covenants without further action on the part of the holders of the Notes outstanding under this Agreement, provided, that any such additional covenants shall inure to the benefit of all holders of Notes so long as any Additional Notes issued pursuant to such Supplement remain outstanding, and (b) to reflect such representations and warranties as are contained in such Supplement for the benefit of the holders of such Additional Notes in accordance with the provisions of Section 16;

(iv)each series of Additional Notes issued under this Agreement shall be in substantially the form of Exhibit 1 to Exhibit S hereto with such variations, omissions and insertions as are necessary or permitted hereunder;

(v)the minimum principal amount issued under a Supplement shall be $500,000 and the minimum principal amount of any Note issued under a Supplement shall be $100,000, except as may be necessary to evidence the outstanding amount of any Note originally issued in a denomination of $100,000 or more;

(vi)all Additional Notes shall rank pari passu with all other outstanding Notes; and

(vii)no Additional Notes shall be issued hereunder if at the time of issuance thereof and after giving effect to the application of the proceeds thereof, any Event of Default shall have occurred and be continuing.

SECTION 3.	CLOSING.

The sale and purchase of the Notes to be purchased by the Purchaser shall occur at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY, 10036, at 9:00 am New York time, at the closing (the “Closing”). The Closing shall be held on November 27, 2019 or on such other Business Day thereafter as may be agreed upon by the Company and the Purchaser. At the Closing the Company will deliver to the Purchaser the Notes to be purchased by the Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as the Purchaser may request) dated the date of the Closing and registered in the Purchaser’s name (or in the name of its nominee), against delivery by the Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company pursuant to the applicable funding instructions in Section 4.7. If at the Closing the Company shall fail to tender such Notes to the Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the Purchaser’s satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to the Purchaser’s satisfaction.

SECTION 4.	CONDITIONS TO CLOSING.

The Purchaser’s obligation to purchase and pay for the Notes to be sold to the Purchaser at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.    Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of the Closing.

Section 4.2.    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes at the Closing (and the application of the proceeds thereof as contemplated by Section 5.13), no Event of Default shall have occurred and be continuing.

Section 4.3.    Compliance Certificates.

(a)Officer’s Certificate. The Company shall have delivered to the Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.6 have been fulfilled.

(b)Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.

Section 4.4.    Purchase Permitted By Applicable Law, Etc. On the date of the Closing the Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. The Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether such purchase is so permitted.

Section 4.5.    Payment of External Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the reasonable and documented out-of-pocket fees, charges and disbursements of the Purchaser’s external counsel; provided, that all such fees, charges and disbursements shall not exceed an amount agreed to by the Company and the Purchaser prior to Closing.

Section 4.6.    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

Section 4.7.    Funding Instructions. At least one Business Day prior to the date of the Closing, the Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company specifying (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.8.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to the Purchaser and its external counsel, and the Purchaser and its external counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or such external counsel may reasonably request.

Section 4.9.    Conditions to Issuance of Additional Notes. The obligations of the purchasers of Additional Notes (the “Additional Purchasers”) to purchase any Additional Notes shall be subject to the following conditions precedent, in addition to the conditions specified in the Supplement pursuant to which such Additional Notes may be issued:

(a)    Compliance Certificate. A duly authorized Senior Financial Officer shall execute and deliver to each Additional Purchaser and each holder of Notes an Officer’s Certificate dated the date of issue of such series of Additional Notes stating that such officer has reviewed the provisions of this Agreement (including any Supplements hereto) and setting forth the information and computations (in sufficient detail) required in order to establish whether the Company is in compliance with the requirements of Section 10.6 on such date (based upon the financial statements for the most recent fiscal quarter ended prior to the date of such certificate but after giving effect to the issuance of the series of Additional Notes and the application of the proceeds thereof).

(b)    Execution and Delivery of Supplement. The Company and each such Additional Purchaser shall execute and deliver a Supplement substantially in the form of Exhibit S hereto.

(c)Representations of Additional Purchasers. Each Additional Purchaser shall have confirmed in the Supplement that the representations set forth in Section 6 are true with respect to such Additional Purchaser on and as of the date of issue of the Additional Notes.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants the Purchaser as of the date of the Closing (or, if any such representations and warranties expressly relate to an earlier date, then as of such earlier date) that:
Section 5.1.    Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

Section 5.2.    Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.    Disclosure. (a) This Agreement and the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchaser by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b), information relating to third parties and general economic information) prior to November 27, 2019 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to the Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole (and after taking into account all updates thereto and the same having been delivered to the Purchaser), do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2018, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

(b).    All financial projections, pro forma financial information and other forward-looking information which has been delivered to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.

Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists as of the date of the Closing of (i) the Company’s Significant Subsidiaries, showing, as to each such Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and (ii) the Company’s directors and senior officers.

(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, and, to the extent applicable, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    No Significant Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to the Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes, but excluding all financial projections, pro forma financial information and other forward-looking information) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and lack of footnotes).

Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any (A) indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected or (B) the corporate charter or by-laws of the Company, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, in each case, except where any of the foregoing (other than clause (i)(B) above), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes, other than any filing required under the Securities Exchange Act of 1934 or the rules or regulations promulgated thereunder on Form 8-K, Form 10-Q or Form 10-K.

Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.15), which default or violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Taxes. The Company and its Subsidiaries have filed all material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.

Section 5.10.    Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

Section 5.11.    Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for any such conflicts that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)    To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

Section 5.12.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser and not more than 25 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.13.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for the general corporate purposes of the Company and its Subsidiaries, including to make investments, make distributions and for any other matter. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.14.    Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of November 27, 2019, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.

As of November 27, 2019, neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and, to the knowledge of the Company, no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)    As of November 27, 2019, neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.14.

Section 5.15.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)    No part of the proceeds from the sale of the Notes hereunder:

(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause the Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)will be used, directly or indirectly, in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause the Purchaser to be in violation of, any applicable Anti-Corruption Laws.

(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.16.    Environmental Matters. (a) Neither the Company nor any Subsidiary has received any written claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or with respect to any real property now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)    Neither the Company nor any Subsidiary has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of or liability under Environmental Laws by the Company or any Subsidiary, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)    Neither the Company nor any Subsidiary has handled, stored, or disposed of any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which has violated any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)    Neither the Company nor any Subsidiary has had a release of any Hazardous Materials in a manner which would reasonably be expected to give rise to liability under any Environmental Law that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.17.    Investment Company Act. (a) The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

(b)    The business and other activities of the Company and its Subsidiaries, including the issuance of the Notes hereunder, the application of the proceeds and repayment thereof by the Company and the consummation of the transactions contemplated by this Agreement do not result in a violation or breach in any material respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, in each case that are applicable to the Company and its Subsidiaries.

(c)    The Company is in compliance in all respects with the Investment Policies, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 5.18.    Priority of Obligations. The payment obligations of the Company under this Agreement and the Notes rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

SECTION 6.	REPRESENTATIONS OF THE PURCHHASER.

Section 6.1.    Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Notes to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the Notes. The Purchaser has not been formed for the specific purpose of acquiring the Notes.

Section 6.2.    Investment Experience; Access to Information. The Purchaser (a) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and an “Institutional Account” as defined in FINRA Rule 4512(c), (b) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (c) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (d) understands the terms of and risks associated with the purchase of the Notes, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Company operates, (e) has had the opportunity to review (i) the Disclosure Documents, (ii) the Annual Report on Form 10-K for the Company for the fiscal year ended December 31, 2018, (iii) the Quarterly Report on Form 10-Q for the Company for the quarter ended September 30, 2019 and (iv) such other disclosure regarding the Company, its business, its management and its financial affairs and condition as the Purchaser has determined to be necessary in connection with the purchase of the Notes, and (f) has had an opportunity to ask such questions and make such inquiries concerning the conditions of the offering of the Notes, the Company, its business, its management, and its financial affairs and condition, and has had an opportunity to review the Company’s facilities, in each case as the Purchaser has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries.

Section 6.3.    Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 6.4.    Restricted Securities. The Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Notes are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Notes indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Notes for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Notes, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

Section 6.5.    No Public Market. The Purchaser understands that no public market now exists for the Notes, and that the Company has made no assurances that a public market will ever exist for the Notes.

Section 6.6.    Legends. The Purchaser understands that the Notes may be notated with one or both of the following legends:

(a)“THE NOTE REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)Any legend required by the securities laws of any state to the extent such laws are applicable to the Notes represented by the certificate, instrument or book entry so legended.

SECTION 7.	INFORMATION AS TO COMPANY

Section 7.1.    Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:

(a)Quarterly Statements - within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i)a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such quarter, and

(ii)consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries, for such quarter and (in the case of the consolidated statements of operations for the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (other than absence of footnotes and year-end adjustments), and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the Company and its consolidated subsidiaries being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(b)Annual Statements - within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of:

(i)a consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year, and

(ii)consolidated statements of assets and liabilities, operations, changes in net assets and cash flows of the Company and its consolidated subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” qualification or exception as to the Company (other than as a result of the impending maturity or any prospective default under any credit document of the Company, including this Agreement and the Notes) and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

(d)Notice of Event of Default - promptly, and in any event within 5 Business Days, after a Responsible Officer becoming aware of the existence of any Event of Default or that any Person (other than the Purchaser or a holder of a Note) has given any notice or taken any action with respect to a claimed default hereunder or that any Person (other than the Purchaser or a holder of a Note) has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(d), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(e)Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect and to the extent such notice is required to be disclosed in connection with any regulation or disclosure obligations under the Securities Act;

(f)Resignation or Replacement of Auditors - within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request; and

(g)Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by the Required Holders, in each case to the extent reasonably available to the Company.

Section 7.2.    Officer’s Certificate. Solely during the continuance of an Event of Default described in Sections 11.1(a), (b) or (c), each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)    Covenant Compliance - setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10.6 during the quarterly or annual period covered by the financial statements then being furnished; and

(b)    Event of Default - certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any other condition or event that constitutes an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3.    Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a)    No Default - if no Event of Default then exists and is continuing, at the expense of such holder and upon at least 10 Business Days’ prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided, that such visitation rights set forth in this clause (a) may only be exercised once per calendar year for all holders of the Notes collectively; and

(b)    Default - if an Event of Default then exists and is continuing, at the expense of the Company and upon at least 10 Business Days’ prior notice to the Company, to visit and inspect any of the offices of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(a)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth on the first page hereof or as communicated from time to time in a separate writing delivered to the Company;

(b)    the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR;

(c)    the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR;

provided however, that in no case shall access to such financial statements and other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

SECTION 8.	PAYMENT AND REDEMPTION OF THE NOTES.

Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2.    Optional Redemption with Redemption Settlement Amount. The Company may, at its option, upon notice as provided below, redeem at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial redemption, at 100% of the principal amount so redeemed, together with interest on such Notes accrued to, but excluding, the date of redemption, and the Redemption Settlement Amount determined for the redemption date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional redemption under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such redemption unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such holder to be redeemed (determined in accordance with Section 8.3), and the interest to be paid on the redemption date with respect to such principal amount being redeemed, and shall be accompanied by a certificate of a Senior Financial Officer as to the Redemption Settlement Amount due in connection with such redemption, setting forth the details of such computation. Each notice may be conditional and revocable by the Company.

Section 8.3.    Allocation of Partial Redemption. In the case of each partial redemption of the Notes pursuant to Section 8.2, the principal amount of the Notes to be redeemed shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption.

Section 8.4.    Maturity; Surrender, Etc. In the case of each redemption of Notes pursuant to this Section 8, the principal amount of each Note to be redeemed shall mature and become due and payable on the date fixed for such redemption, together with interest on such principal amount accrued to such date and the applicable Redemption Settlement Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Redemption Settlement Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or redeemed in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any redeemed principal amount of any Note.

Section 8.5.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or redemption of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, redemption or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. For the avoidance of doubt, no Redemption Settlement Amount shall be owed in connection with any redemption made pursuant to this Section 8.5(b).

Section 8.6.    Redemption Settlement Amount.

“Redemption Settlement Amount” means, with respect to any Note, an amount equal to the “Redemption Settlement Amount”, as follows:

Redeemed during the period	Redemption Settlement Amount
On or before November 27, 2020	an amount equal to 2.0% of the principal amount of the Notes or portion thereof to be redeemed or accelerated
After November 27, 2020 but on or before November 27, 2021	an amount equal to 1.0% of the principal amount of the Notes or portion thereof to be redeemed or accelerated
After November 27, 2021, the Redemption Settlement Amount shall be zero.
Section 8.7.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of, or the Redemption Settlement Amount on, any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Setion 8.8    Change in Control. (a) Notice of Change in Control. The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice may contain and constitute a demand to redeem Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (d) of this Section 8.8.

(b)    Notice of Redemption. The notice of redemption of Notes contemplated by subparagraph (a) of this Section 8.8 shall be a notice of redemption, in accordance with and subject to this Section 8.8, for all or a portion of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such notice (the “Section 8.8 Proposed Redemption Date”). Such date shall be not less than 30 days and not more than 60 days after the date of such notice (if the Section 8.8 Proposed Redemption Date shall not be specified in such notice, the Section 8.8 Proposed Redemption Date shall be the first Business Day after the 45th day after the date of such notice). Each notice may be conditional and revocable by the Company.

(c)    Redemption. Redemption of the Notes pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of redemption, but without Redemption Settlement Amount or other premium.

(d)    Officer’s Certificate. Each notice to redeem the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such notice, specifying: (i) the Section 8.8 Proposed Redemption Date; (ii) that such notice is given pursuant to this Section 8.8; (iii) the principal amount of each Note required to be redeemed; (iv) the interest that would be due on each Note required to be redeemed, accrued to, but excluding, the Section 8.8 Proposed Redemption Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

Section 8.9.    Extensions.

(a)The Company may at any time and from time to time request that all or a portion of the Notes existing at the time of such request (the “Existing Notes”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to any such Existing Notes (any such Existing Notes which have been so extended, the “Extended Notes”) and to provide for other terms consistent with this Section 8.9; provided that (i) any such request shall be made by the Company to all holders of the Notes with a like maturity date on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Notes) and on the same terms to each such holder and (ii) any applicable Minimum Extension Condition (defined below) shall be satisfied unless waived by the Company in its sole discretion. In order to establish any Extended Notes, the Company shall provide a notice to each holder of the applicable Notes (an “Extension Request”) setting forth the proposed terms of the Extended Notes to be established, which terms shall be (x) substantially similar to those applicable to the Existing Notes from which they are to be extended (the “Specified Existing Notes”) except with respect to the following as determined by the Company and set forth in the Extension Request: (i) interest margins and fees, (ii) other covenants or other provisions applicable only to periods after the maturity date of the applicable Existing Notes, (iii) amortization, final maturity date, premium, required redemption dates and participation in redemptions; provided that, (A) the Weighted Average Life to Maturity of such Extended Notes shall be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Notes, and (B) the final maturity date of such Extended Notes shall be no earlier than the maturity date of the applicable Existing Notes. No holder of a Note shall have any obligation to agree to have any of its Existing Notes converted into an Extended Notes pursuant to any Extension Request.

(b)The Company shall provide the applicable Extension Request at least 10 Business Days prior to the date on which holders of the applicable Existing Notes are requested to respond. Any such holder (an “Extending Holder”) wishing to have all or a portion of its Specified Existing Notes converted into an Extended Note, as applicable, shall notify the Company (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Notes that it has elected to convert into an Extended Note. In the event that the aggregate amount of the Specified Existing Notes subject to Extension Elections exceeds the amount of Extended Notes requested pursuant to the Extension Request, the Specified Existing Notes subject to Extension Elections shall be converted to Extended Notes on a pro rata basis based on the amount of Specified Existing Notes included in each such Extension Election. In connection with any extension of Notes pursuant to this Section 8.9 (each, an “Extension”), the Company shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the Notes hereunder after such Extension, as may be established by, or acceptable to, the Extending Holders, in each case acting reasonably to accomplish the purposes of this Section 8.9. The Company may amend, revoke or replace an Extension Request at any time prior to the date (the “Extension Request Deadline”) on which holders of the applicable Existing Notes are requested to respond to the Extension Request. Any holder of the applicable Existing Notes may revoke an Extension Election at any time prior to 5:00 p.m. New York time on the date that is 2 Business Days prior to the Extension Request Deadline, at which point the Extension Request becomes irrevocable (unless otherwise agreed by the Company). The revocation of an Extension Election prior to the Extension Request Deadline shall not prejudice any holder’s right to submit a new Extension Election prior to the Extension Request Deadline.

(c)Extended Notes shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions as set forth in Section 8.9(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 8.9(c) and notwithstanding anything to the contrary set forth in Section 17, shall not require the consent of any holder of Notes other than the Extending Holders with respect to the Extended Notes established thereby) executed by the Company and the Extending Holders. For the avoidance of doubt, the failure of a holder of Notes to respond to a request for an Extension shall be treated as if such non-responding holder had affirmatively declined to participate in such Extension. Subject to the requirements of this Section 8.9 and without limiting the generality or applicability of Section 17 to any Section 8.9 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 8.9 Additional Amendment”) to this Agreement and the Existing Notes; provided that such Section 8.9 Additional Amendments do not become effective prior to the time that such Section 8.9 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Notes provided for in any Extension Amendment) by such of the Extending Holders, the Company and other parties (if any) as may be required in order for such Section 8.9 Additional Amendments to become effective in accordance with Section 17. Notwithstanding anything to the contrary in Section 17, any such Extension Amendment may, without the consent of any other holder of Notes or Purchaser, effect such amendments to this Agreement or any other Notes as may be necessary, in the reasonable judgment of the Company and the Extending Holders, to effect the provisions of this Section 8.9; provided that the foregoing shall not constitute a consent on behalf of any holder or Purchaser to the terms of any Section 8.9 Additional Amendment.

(d)Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Notes are converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Notes of each Extending Holder, the aggregate principal amount of such Specified Existing Notes shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Notes so converted by such Extending Holder on such date.

(e)If, in connection with any proposed Extension Amendment, any holder of Notes or Purchaser declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other holder or Purchaser, a “Non-Extending Holder”) then the Company may, upon notice from the Company to the Non-Extending Holder, replace such Non-Extending Holder by causing such Non-Extending Holder to (and such Non-Extending Holder shall be obligated to) assign pursuant to Sections 13.2 or 21 all of its rights and obligations under this Agreement to one or more assignees; provided that no Purchaser shall have any obligation to the Company to find an assignee or Substitute Purchaser; provided, further, that the applicable assignee shall have agreed to provide Extended Notes on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Company owing to the Non-Extending Holder relating to the Existing Notes so assigned shall be paid in full by the assignee or Substitute Purchaser to such Non-Extending Holder concurrently with such assignment. The obligations of the Company owing to the Non-Extending Holder referred to in the preceding sentence shall include an amount equal to the greater of (i) the Redemption Settlement Amount applicable at the time of extension and (ii) 1% of the principal amount of the Notes held by the Non-Extending Holder. In connection with any such replacement under this Section 8.9, if the Non-Extending Holder does not execute and deliver to the Company a written instrument of transfer in accordance with Section 13.2 or a notice of substitution in accordance with Section 21 by the later of (A) the date on which such assignee or Substitute Purchaser executes and delivers such instrument of transfer or notice, respectively, and (B) the date as of which all obligations of the Company owing to the Non-Extending Holder relating to the Existing Notes so assigned shall be paid in full by such assignee or Substitute Purchaser to such Non-Extending Holder, then such Non-

Extending Holder shall be deemed to have executed and delivered such notice as of such date and the Company shall be entitled (but not obligated) to execute and deliver such notice on behalf of such Non-Extending Holder.

Following any Extension Date, with the written consent of the Company, any Non-Extending Holder may elect to have all or a portion of its Existing Notes deemed to be an Extended Note on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such holder shall have provided written notice to the Company at least 10 Business Days prior to such Designation Date (or such shorter period as the Company may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Company or any of its Affiliates to any such Non-Extending Holder as consideration for its extension into such Extended Notes than was paid to any Extending Holder as consideration for its Extension into such Extended Notes. Following a Designation Date, the Existing Notes held by such holder so elected to be extended will be deemed to be Extended Notes, and any Existing Notes held by such holder not elected to be extended, if any, shall continue to be “Existing Notes.” The Purchaser hereby consents to the transactions contemplated by this Section 8.9 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Notes on such terms as may be set forth in the relevant Extension Request) and hereby waives the requirements of any provision of this Agreement (including, without limitation, Section 8) or any other Note or other document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 8.9.

(f)With respect to all Extensions consummated by the Company pursuant to this Section 8.9, (i) such Extensions shall not constitute optional or mandatory payments or redemptions for purposes of Section 8 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Company may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Company’s sole discretion and may be waived by the Company) of Existing Notes be extended.

SECTION 9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:
Section 9.1.    Compliance with Laws. The Company will, and will cause each of its Significant Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.15) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2.    Insurance. The Company will, and will cause each of its Significant Subsidiaries to, maintain insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities engaged in the same or a similar business and similarly situated.

Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Significant Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Significant Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4.    Payment of Taxes and Claims. The Company will, and will cause each of its Significant Subsidiaries to, file all material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Significant Subsidiary, provided that neither the Company nor any Significant Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Significant Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Significant Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Significant Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5.    Corporate Existence, Etc. The Company will at all times (a) preserve and keep its corporate existence in full force and effect and (b) preserve and keep in full force and effect the corporate existence of each of the Significant Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and the Significant Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

Section 9.6.    Books and Records. The Company will, and will cause each of the Significant Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Significant Subsidiary, as the case may be. The Company will, and will cause each of the Significant Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and the Significant Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of the Significant Subsidiaries to, continue to maintain such system.

Section 9.7.    Status of BDC and RIC. The Company shall at all times maintain its status as a (i) “business development company” under the Investment Company Act and (ii) RIC under the Code.

Section 9.8.    Investment Policies. The Company shall at all times be in compliance with its Investment Policies, except to the extent that the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

SECTION 10.	NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:
Section 10.1.     Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or any of its subsidiaries) involving payment in excess of $5,000,000, except

(a)in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate;

(b)transactions not prohibited under this Agreement or the Notes;

(c)transactions with Affiliates that are set forth in Schedule 10.1;

(d)transactions with one or more Affiliates (including co-investments) as permitted by any SEC exemptive order (as may be amended from time to time), any no-action letter or as otherwise permitted by applicable law, rule or regulation or SEC staff interpretations thereof or based on advice of counsel;

(e)transactions between or among, on the one hand, the Company and/or any of its Subsidiaries, and, on the other hand, any “downstream affiliate” (as such term is used under the rules promulgated under the Investment Company Act) company of the Company and/or any Subsidiaries at prices and on terms and conditions, taken as a whole, not materially less favorable to the Company and/or such Subsidiaries than in good faith is believed could be obtained on an arm’s-length basis from unrelated third parties,

(f)a transaction that has been approved by a majority of the independent directors of the board of directors of the Company;

(g)any Investment that results in the creation of an Affiliate;

(h)any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options, restricted stock awards or units and stock ownership plans or other compensation, severance or retention awards or plans approved by the board of directors of the Company or any Subsidiary;

(i)(i) any employment, retention or severance agreement or compensatory arrangement entered into by the Company or any of its direct or indirect subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of the Company, (ii) any agreement pertaining to the repurchase of Equity Interests pursuant to rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement;

(j)customary compensation to Affiliates in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, which payments are approved by the majority of the members of the board of directors (or similar governing body) or a majority of the disinterested members of the board of directors of the Company in good faith;
(k)transactions and payments required under the definitive agreement for any acquisition or Investment permitted under this Agreement (to the extent any seller, employee, officer or director of an acquired entity becomes an Affiliate in connection with such transaction);

(l)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the board of directors (or similar governing body), officers, employees, members of management, managers, consultants and independent contractors of the Company and/or any of its direct or indirect subsidiaries in the ordinary course of business;

(m)transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, which are (i) fair to the Company and/or the applicable Subsidiary in the good faith determination of the board of directors (or similar governing body) of the Company or the senior management thereof or (ii) on terms at least as favorable as might reasonably be obtained from a Person other than an Affiliate; and

(n)the Company may issue and sell Equity Interests to its Affiliates

Section 10.2.     Restricted Payments. The Company will not, nor will it permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that Company may declare and pay:

(a)    dividends with respect to the capital stock of the Company or such Subsidiary (including, for the avoidance of doubt, pursuant to any distribution or dividend reinvestment plan of the Company or such Subsidiary) to the extent payable in additional shares of the stock, units or interests of the Company or such Subsidiary;

(b)    Restricted Payments in or with respect to any taxable year of the Company (or any calendar year, as relevant) in amounts not to exceed 125% of the higher of (x) the net investment income of the Company for the applicable year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 7.1(b) and (y) for so long as the Company maintains its status as a RIC under the Code, the amounts that are required to be distributed to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (A) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (B) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto);

(c)    any settlement in respect of a conversion feature in any convertible security that may be issued by the Company to the extent made through the delivery of common stock (except in the case of interest (which may be payable in cash));

(d)    Restricted Payments to pay general management and administrative costs and expenses (including corporate overhead, legal or similar expenses and salary, bonus and other benefits payable to directors, officers, employees, members of management, managers, advisors, administrators and/or consultants of the Company or any of its subsidiaries) and franchise fees and taxes and similar fees, taxes and expenses required to enable the recipient of such Restricted Payment to maintain its organizational existence or qualification to do business, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, officers, members of management, managers, employees or consultants of any such recipient, in each case, to the extent attributable to the ownership or operations of the Company and its subsidiaries;

(e)    Restricted Payments to finance or acquire any investment permitted hereunder;

(f)    Restricted Payments to pay salary, bonus, severance and other benefits payable to current or former directors, officers, members of management, managers, employees or consultants of the Company or any of its subsidiaries;

(g)    Restricted Payments for the repurchase, redemption, retirement or other acquisition or retirement for value of Equity Interests of the Company or any subsidiary held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate thereof) of the Company or any subsidiary;

(h)    Restricted Payments (i) to enable the recipient of such Restricted Payment to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of such recipient and (ii) consisting of (A) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officers, directors, employees, members of management, managers or consultants of the Company or any of its subsidiaries and/or (B) repurchases of stock, units or interests in consideration of the payments described in sub-clause (A) above, including demand repurchases in connection with the exercise of stock options;

(i)    Restricted Payments for the repurchase of Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represents all or a portion of the exercise price of, or tax withholdings with respect to, such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise;

(j)    to the extent constituting a Restricted Payment, any other transaction not prohibited by this Agreement;

(k)    any dividend or consummation of any redemption within 60 days after the date of the declaration thereof or the provision of a redemption notice with respect thereto, as the case may be, if at the date of such declaration or notice, the dividend or redemption notice would have complied with the provisions hereof;

(l)    Restricted Payments solely in the form of Equity Interests; and

(m)    any Restricted Payments, so long as after giving pro forma effect to such Restricted Payment, the Company is in compliance with Section 10.6.

Section 10.3.    Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Company’s most recent Form 10-K, other than (i) ancillary or support businesses; (ii) any business in or related to private credit or that other business development companies enter into or are engaged in; or (iii) otherwise in accordance with its Investment Policies.

Section 10.4.    Liens. The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a)    any Lien on any property or asset of the Company or a Subsidiary existing on the date of this Agreement and set forth in Schedule 10.4;

(b)    Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c)    Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing;

(d)    Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage, landlord, and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its direct or indirect subsidiaries in accordance with GAAP;

(e)    Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(f)    Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default;
(g)     customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations;

(h)    Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions;

(i)    zoning restrictions, easements, rights-of-way, encroachments, protrusions, licenses, or other restrictions on, and other minor defects or irregularities affecting, the use of any real estate (including leasehold title), in each case which do not interfere with or affect in any material respect the ordinary course conduct of the business of the Company and the Subsidiary Guarantors;

(j)    purchase money Liens on specific equipment and fixtures provided that (i) such Liens only attach to such equipment and fixtures, (ii) the Indebtedness secured thereby is incurred in the ordinary course of business to finance equipment and fixtures and (iii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of such equipment and fixtures at the time of the acquisition thereof;

(k)    deposits of money securing leases to which the Company or any Subsidiary is a party as lessee made in the ordinary course of business;

(l)    Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate not prohibited hereunder, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(m)    Liens (i) solely on any cash earnest money deposits made by the Company and/or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment permitted hereunder or (ii) consisting of an agreement to dispose of any property;

(n)    Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Company and/or any Subsidiary;

(o)leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Company and its Subsidiaries or (ii) secure any Indebtedness;

(p)Liens on Securities that are the subject of repurchase agreements constituting permitted Investments arising out of such repurchase transaction;

(q)Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale of any assets or property in the ordinary course of business or (ii) by operation of law under Article 2 of the UCC (or similar law of any jurisdiction);

(r)Liens in favor of any obligor hereunder (an “Obligor”);

(s)Liens securing obligations under Swap Contracts;

(t)(i) Liens on Equity Interests of joint ventures or non-Obligors securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Obligors;

(u)Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(v)any encumbrance or restriction assumed in connection with an acquisition of the property or Equity Interests of any Person, so long as such encumbrance or restriction relates solely to the property so acquired (or to the Person or Persons (and its or their subsidiaries) bound thereby) and was not created in connection with or in anticipation of such acquisition;

(x) any right of offset, banker’s lien, security interest or other like right against any Portfolio Investments held by a custodian;
(y) Liens on Equity Interests in any Structured Subsidiary in favor of and required by any lender providing third-party financing to such Structured Subsidiary;
(z) prior to release of the relevant escrow, Liens on cash or Cash Equivalents (and the related escrow accounts) constituting the proceeds, and the related prefunding of interest, premiums and other customary amounts, from an issuance into (and pending the release from) escrow;
(aa) Liens securing collateral posted as margin to secure obligations under any Indebtedness so long as, after giving pro forma effect to such Liens, the Company is in compliance with Section 10.6;
(bb) Liens on Special Equity Interests included in the Investments of the Company or any of its subsidiaries but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests”;
(cc) Liens on assets securing Indebtedness so long as, after giving pro forma effect to such Liens, the Company is in compliance with Section 10.6; and
(dd) Liens on assets securing other obligations in an aggregate principal amount at any time outstanding not to exceed $1,500,000.
Section 10.5.    Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

Section 10.6.    Asset Coverage Ratio. The Company will not permit its Asset Coverage Ratio to be, at any time, less than the statutory requirements then applicable to the Company.

SECTION 11.        EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Redemption Settlement Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration or otherwise; or

(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)    the Company defaults in the performance of or compliance with any term contained herein and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(c)); or

(d)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(e)    (i) the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium amount or interest on any unsecured Indebtedness for borrowed money that is outstanding in an aggregate principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company is in default in the performance of or compliance with any term of any evidence of any unsecured Indebtedness for borrowed money in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of such Indebtedness to convert such Indebtedness into equity interests), the Company has become obligated to purchase or repay unsecured Indebtedness for borrowed money before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $15,000,000 (or its equivalent in the relevant currency of payment); provided that this clause (e) shall not apply to (1) any secured Indebtedness; or (2) convertible debt that becomes due as a result of a conversion or redemption event, other than as a result of an “event of default” (as defined in the documents governing such convertible debt); or

(f)    the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(h)    one or more final judgments or orders for the payment of money aggregating in excess of $15,000,000 (or its equivalent in the relevant currency of payment) (to the extent not covered by independent third-party insurance or by an enforceable indemnity) are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

SECTION 12.    REMEDIES ON DEFAULT, ETC.

Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(f) or (g) (other than an Event of Default described in clause (i) of Section 11(f) or described in clause (vi) of Section 11(f) by virtue of the fact that such clause encompasses clause (i) of Section 11(f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b)    If any other Event of Default has occurred and is continuing, the Super-Majority Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c)    Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Redemption Settlement Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Redemption Settlement Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2.    Holder Action. The Purchaser and each holder of a Note agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against the Company under this Agreement or any of the Notes (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of the Company, without the prior written consent of the Super-Majority Holders. The provisions of this Section 12.2 are for the sole benefit of the holders of the Notes and shall not afford any right to, or constitute a defense available to, the Company.

Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Redemption Settlement Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, and Redemption Settlement Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. Subject to Section 15.1, the Company will pay to on demand such further amount as shall be sufficient to cover all reasonable and documented out-of-pocket costs and expenses of up to one firm of outside counsel for all of the holders of the Notes collectively incurred in any enforcement or collection under this Section 12.

SECTION 13.    REGISTRATION: EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes. For the avoidance of doubt, the language in this Section 13.1 is intended to cause the Notes to be issued in “registered form” as defined in Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Sections 5f.103-1(c) and 1.871-14(c) of the U.S. Treasury Regulations, and such language shall be interpreted and applied consistently therewith.

Section 13.2.    Transfer and Exchange of Notes.

(a)    Subject to clause (b) below, any registered holder of a Note or the Purchaser (an “Assigning Party”) may assign to one or more assignees (other than a Competitor) (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement with the prior written consent of the Company which shall not be unreasonably withheld; provided, that no consent of the Company shall be required for an assignment to the Purchaser, a holder of a Note, an Affiliate of either of the foregoing, or a Related Fund.

(b)    Any such assignment or transfer shall be subject to the following conditions: (i) the Assigning Party shall deliver to the Company a written instrument of transfer duly executed by the Assigning Party or such Assigning Party’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof; (ii) the Assignee shall have made the representations set forth in Section 6 to the Company; (iii) an exemption from registration of the Notes under the Securities Act is available; and (iv) if requested by the Company, the Assigning Party shall have delivered to the Company such legal opinions, certifications or other evidence to determine that such assignment or transfer is being made in compliance with the Securities Act and applicable state securities laws, in each case at the sole expense of the Assigning Party.

(c)    Upon satisfaction of the conditions set forth in clause (b) above and surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or other similar governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representations set forth in Section 6.

Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation in the form of a lost note affidavit), and

(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or

(b)    in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14.    PAYMENTS OF NOTES.

Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Redemption Settlement Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of the Company in such jurisdiction. The Company (or its agent or sub-agent) may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company, the principal office of the Company’s agent or sub-agent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 14.2.    Payment by Wire Transfer. So long as the Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company (or its agent or sub-agent) will pay all sums becoming due on such Note for principal, Redemption Settlement Amount, if any, interest and all other amounts becoming due hereunder by the following method:

By Wire Transfer:
U.S. Bank, N.A.
ABA 042000013
For Credit to Account: 821637949
Account of: Custody Trust Cash
Attn: Ryan Meissen
For further credit to account: 19-3321 The HCM Master Fund Limited or by such other method or at such other address as the Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or redemption in full of any Note, the Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by the Purchaser or its nominee, the Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by the Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchaser has made in this Section 14.2.
Section 14.3.    Tax Forms. Any holder that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Note shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any holder, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company whether or not such holder is subject to backup withholding or information reporting requirements (including FATCA). Without limiting the generality of the foregoing, any holder that is a United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of IRS Form W-9 certifying that such holder is exempt from U.S. federal backup withholding tax. Any holder that is a not United States Person shall deliver to the Company on or before the date on which such holder obtains a Note (and from time to time thereafter upon the reasonable request of the Company), executed copies of the applicable IRS Form W-8 and any documentation prescribed by applicable law as a basis for claiming exemption (if any) from or a reduction (if any) in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made. If a payment made to a holder under any Note would be subject to U.S. federal withholding tax imposed by FATCA if such holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such holder shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of this Section 14.3, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 15.    EXPENSES, ETC.

Section15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented out-of-pocket costs and expenses (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one external counsel for, collectively, the Purchaser and each other holder of a Note, taken as a whole) incurred in good faith by the Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes; provided, that all such attorneys’ fees, costs and expenses payable in connection with and as of the date of the Closing shall not exceed an amount agreed to by the Company and the Purchaser prior to Closing. For the avoidance of doubt, this Section 15.1 shall not apply to any taxes other than taxes that arise from non-tax claims.

The Company will pay, and will save the Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by the Purchaser or other holder in connection with its purchase of the Notes), and (ii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one external counsel for, collectively, the Purchaser and each other holder of a Note, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by the Purchaser or such holder of a Note or (y) a claim between the Purchaser or any holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates). Notwithstanding anything to the contrary, the Company shall not be liable to the Purchaser or any holder of a Note for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under any Note asserted by the Purchaser or a holder of a Note against the Company or any of its Affiliates.
Section 15.2.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Significant Subsidiary has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.

Section 15.3.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by the Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of the Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17.    AMENDMENT AND WAIVER.

Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:

(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective unless consented to by the Purchaser in writing;

(b)    no amendment or waiver may, without the written consent of the Purchaser (if directly affected thereby) and the holder of each Note directly affected thereby at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any redemption or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Redemption Settlement Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20; and

(c)    Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.

This Section 17.1 shall be subject to any contrary provision of Section 8.9, and the Purchaser authorizes any Extending Holder to enter into amendments to this Agreement and such Extending Holder’s Notes with the Company as may be necessary in the reasonable opinion of such Extending Holder and the Company solely in order to give effect to, and to reflect the existence of, any Extension pursuant to Section 8.9.
Section 17.2.    Non-Consenting Purchasers. If, in connection with any proposed amendment, waiver or consent requiring the consent of “the Purchaser,” “the Purchaser (if directly affected thereby)” or “the holder of each Note directly affected thereby,” the consent of the Required Holders is obtained, but the consent of the Purchaser (if necessary) or other necessary holders is not obtained (the Purchaser (if necessary) or such holder whose consent is necessary but not obtained being referred to herein as a “Non-Consenting

Purchaser”), then the Company shall have the right, at its sole cost and expense, to replace each such Non-Consenting Purchaser(s) with one or more assignees or Substitute Purchasers pursuant to Sections 13.2 or 21 so long as at the time of such replacement, each such assignee and/or Substitute Purchaser, as applicable, consents to the proposed change, waiver, discharge or termination. In addition to compensation contemplated under Sections 13.2 or 21, a Non-Consenting Purchaser shall receive an amount equal to the greater of (i) the Redemption Settlement Amount that would be applicable at the time that such Non-Consenting Purchaser was replaced and (ii) 1% of the principal amount of the Notes held by the Non-Consenting Purchaser. Notwithstanding anything to the contrary contained herein, the Company can at any time pay a fee or other renumeration to only consenting Purchasers or consenting holders of Notes in connection with any waiver, amendment or consent.

Section 17.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

SECTION 18:    NOTICES.

Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid). Any such notice must be sent, or (d) by e-mail, provided, that, in the case of this clause (d), upon written request of any holder to receive paper copies of such notices or communications, the Company will promptly deliver such paper copies to such holder:
(i)if to the Purchaser or its nominee, to the Purchaser or nominee at the address specified for such communications on the first page hereof, or at such other address as the Purchaser or nominee shall have specified to the Company in writing,

(ii)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Jeffrey A. Cerny, Email: jcerny@ofsmanagement.com and Tod K. Reichert, Email: treichert@ofsmanagement.com, or at such other address as the Company shall have specified to the holder of each Note in writing, in each case, with a copy (which shall not constitute notice) to: Dechert LLP, 1095 Avenue of the Americas, New York, New York 10036, Attn: Jay Alicandri, Fax: (212) 698-3599, Email: jay.alicandri@dechert.com.

Notices under this Section 18 will be deemed given only when actually received. Notwithstanding anything to the contrary contained herein, any notice to be given by the Company (other than an officer’s certificate) may be delivered by an agent or sub-agent of the Company.

SECTION19.        REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by the Purchaser by any photographic, photostatic, electronic, digital, or other similar process and the Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20.    CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was deemed confidential or otherwise adequately identified when received by the Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to the Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Purchaser or any Person acting on the Purchaser’s behalf, (c) otherwise becomes known to the Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to the Purchaser under Section 7.1 that are otherwise publicly available. The Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by the Purchaser in good faith to protect confidential information of third parties delivered to the Purchaser, provided that the Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over the Purchaser, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which the Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent the Purchaser may reasonably determine such delivery and disclosure to be necessary in the enforcement or for the protection of the rights and remedies under the Purchaser’s Notes or this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, the Purchaser or any holder of a Note is required to agree to a confidentiality undertaking (whether through a secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between the Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
SECTION 21.    SUBSTITUTION OF PURCHASER.

The Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by prior written notice to the Company, which notice shall be signed by both the Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to the Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
SECTION 22.    MISCELLANEOUS.

Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) permitted hereby, whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2.    Accounting Terms. (a)All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 - Fair Value Option, International Accounting Standard 39 - Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)    If the Company notifies the holders of the Notes that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if a holder of the Notes notifies the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 22.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company and the Purchaser irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company and the Purchaser irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    The Company and the Purchaser agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)    The Company and the Purchaser consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company and the Purchaser agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

Hancock Park Corporate Income, Inc.

By	/s/ Jeffrey A. Cerny
Chief Financial Officer

This Agreement is hereby
accepted and agreed to as
of the date hereof.

The HCM Master Fund Limited

By /s/ Erik Herzfeld
Authorized Signatory

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Additional Notes” is defined in Section 2.2.
“Additional Purchasers” is defined in Section 4.9.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes a Portfolio Investment held by the Company or any of its subsidiaries in the ordinary course of business.
“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Asset Coverage Ratio” means, on a consolidated basis for the Company and its Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate amount of Senior Securities representing indebtedness, in each case, of the Company and its Subsidiaries (all as determined pursuant to the Investment Company Act in effect on the Closing Date and any orders of the SEC issued to the Company).
“Assignee” is defined in Section 13.2(a).
“Assigning Party” is defined in Section 13.2(a).
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of comprehensive sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Change in Control” means any of the following: (a) OFS Capital Management, LLC or an Affiliate thereof ceases to be the investment adviser of the Company; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding shares of capital stock, membership interest or partnership interest, as applicable, in the Company; or (c) the board of directors or the stockholders of the Company approve the liquidation or dissolution of the Company.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the first paragraph of this Agreement.
“Competitor” means (a) any entity that has elected to be regulated as a “business development company” under the Investment Company Act; (b) any Person who is not an Affiliate of the Company or any of its subsidiaries and who engages (or whose Affiliate engages), as its primary business, in (i) the same or similar business as a material business of the Company or any of its subsidiaries or (ii) the business of providing loans in the middle or lower middle market and such Person is not a bank or an insurance company; or (c) any Affiliate of any of the foregoing.
“Confidential Information” is defined in Section 20.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Controlled Foreign Corporation” means any Subsidiary which is (i) a “controlled foreign corporation” (within the meaning of Section 957 of the Code), (ii) a Subsidiary substantially all the assets of which consist (directly or indirectly through one or more flow-through entities) of Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes and substantially all of the assets of which consist (directly or indirectly through one or more flow-through entities) of the Equity Interests and/or indebtedness of one or more Subsidiaries described in clause (i) or (ii) of this definition.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is 2.0% above the rate of interest stated in clause (a) of the first paragraph of the Notes.
“Designation Date” is defined in Section 8.9(f).
“Disclosure Documents” is defined in Section 5.3.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.

“Environmental Laws” means any applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, or settlement or consent agreements relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.
“Event of Default” is defined in Section 11.
“Excluded Subsidiaries” means, collectively, (a) any Structured Subsidiary, (b) any bankruptcy remote special purpose vehicle, (c) any Person that constitutes an Investment held by the Company that is not, under generally accepted accounting principles in the United States, consolidated on the financial statements of the Company and its Subsidiaries, or (d) any Subsidiary of any of the foregoing.
“Existing Notes” is defined in Section 8.9(a).
“Extended Notes” is defined in Section 8.9(a).
“Extending Holder” is defined in Section 8.9(b).
“Extension” is defined in Section 8.9(b).
“Extension Amendment” is defined in Section 8.9(c).
“Extension Date” is defined in Section 8.9(d).
“Extension Election” is defined in Section 8.9(b).
“Extension Request” is defined in Section 8.9(a).
“Extension Request Deadline” is defined in Section 8.9(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Foreign Subsidiary” means any Subsidiary of the Company that is a Controlled Foreign Corporation or a Subsidiary of a Controlled Foreign Corporation.
“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guaranty at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guaranty is incurred, unless the terms of such Guaranty expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guaranty shall be deemed to be an amount equal to such lesser amount).
“Hazardous Materials” means any and all pollutants, contaminants, or toxic or hazardous wastes, substances or which are regulated by Environmental Law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, or petroleum products.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)    its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    (i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)    the aggregate Swap Termination Value of all Swap Contracts of such Person; and
(g)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of the Company on account of the sale by the Company of the first out tranche of any debt Portfolio Investment that is entitled to the benefit of a first lien that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to the Company and its Subsidiaries and (ii) would not represent a claim against the Company or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Company or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.
“Institutional Investor” means (a) the Purchaser, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another

Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Swap Contracts.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Investment Policies” means, with respect to the Company, the investment objectives, policies, restrictions and limitations as the same may be changed, altered, expanded, amended, modified, terminated or restated from time to time.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements but, in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal and other similar rights in favor of other equity holders of the same issuer). For the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such Investment shall not be deemed to be a “Lien”.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries (other than Excluded Subsidiaries) taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
“Material Credit Facility” means, as to the Company and its Significant Subsidiaries, any agreement(s) creating or evidencing indebtedness for borrowed money (other than bonds, converts or public offerings of debt investments) entered into on or after the date of the Closing by the Company or any Significant Subsidiary (other than an Excluded Subsidiary or a Foreign Subsidiary), or in respect of which the Company or any Significant Subsidiary (other than an Excluded Subsidiary or a Foreign Subsidiary) is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $15,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).
“Maturity Date” is defined in the first paragraph of each Note.
“Minimum Extension Condition” is defined in Section 8.9(g).
“Non-Consenting Purchaser” is defined in Section 17.2.
“Non-Extending Holder” is defined in Section 8.9(e).
“Notes” is defined in Section 1.
“Obligor” is defined in Section 10.4(r).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Permitted Equity Interests” means common stock of the Company that after its issuance is not subject to any agreement between the holder of such common stock and the Company where the Company is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Portfolio Investment” means any Investment held by the Company and its subsidiaries in their asset portfolio (and, for the avoidance of doubt, shall not include any Subsidiary of the Company).
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Purchaser” or “Purchasers” means The HCM Master Fund Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, and its successors and assigns (so long as any such assignment complies with Section 13.2) and any Substitute Purchaser (so long as any such substitution complies with Section 21), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 or as the result of a substitution pursuant to Section 21 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Redemption Settlement Amount” is defined in Section 8.6.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Required Holders” means at any time on or after the Closing, the holders of greater than 50.00% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means any cash dividend or other distribution in cash with respect to any shares of any class of capital stock of the Company, or any payment in cash, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock of the Company or any option, warrant or other right to acquire any such shares of capital stock of the Company any purchase, redemption, retirement, acquisition, cancellation or termination of shares or other awards of any employee, officer or director (current or former or any of their respective transferees) in connection with any compensation, separation, severance, award, employment or other plan, agreement or arrangement), provided, for clarity, neither the conversion of convertible debt into Equity Interests nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with Equity Interests shall be a Restricted Payment hereunder.
“RIC” means a person qualifying for treatment as a “regulated investment company” under the Code.
“SEC” means the Securities and Exchange Commission of the United States of America.
“Section 8.8 Proposed Redemption Date” is defined in Section 8.8(b).
“Section 8.9 Additional Amendment” is defined in Section 8.9(c).
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Company thereunder).
“Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” (within the meaning specified in Rule 1-02(w) of Regulation S-X, promulgated under the Securities Act) of the Company, excluding any Subsidiary of the Company (a) which is a nonrecourse or limited recourse subsidiary, (b) which is a bankruptcy remote special purpose vehicle, (c) that is not consolidated with the Company for purposes of GAAP, or (d) which is an Excluded Subsidiary.
“Special Equity Interest” means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest provided that such Lien was created to secure Indebtedness owing by such issuer to such creditors.

“Specified Existing Notes” is defined in Section 8.9(a).
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Structured Subsidiary” means a direct or indirect subsidiary of the Company to which the Company sells, conveys or otherwise transfers (whether directly or indirectly) portfolio investments or which makes or purchases portfolio investments, which is formed in connection with such Subsidiary obtaining and maintaining third-party financing from unaffiliated third parties, and which engages in no material activities other than in connection with the purchase and financing of such assets, and which is designated by the Company as a Structured Subsidiary.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Excluded Subsidiary. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Substitute Purchaser” is defined in Section 21.
“Super-Majority Holders” means at any time on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Supplement” is defined in Section 2.2.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

[Form of Note]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE FOLLOWING ADDRESS: [_____] ATTENTION: [_____]

Hancock Park Corporate Income, Inc.
[]% Senior Note Due []
No. [_____]    [DATE]
$[_______]    PPN[]

For Value Received, the undersigned, Hancock Park Corporate Income, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [] or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been redeemed) on [], 2024 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 6.50% per annum from the date hereof, payable quarterly, on the []th day of [],[],[] and [] in each year, commencing with the [] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Redemption Settlement Amount (if any), at a rate per annum from time to time equal to 8.50%, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Redemption Settlement Amount with respect to this Note are to be made in lawful money of the United States of America at the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated November [], 2019 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in (and subject to the terms and conditions of) the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized

1

in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to mandatory and optional redemption, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Redemption Settlement Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Hancock Park Corporate Income, Inc.

By	_______________________________
[Title]

2

EXHIBIT S

Hancock Park Corporate Income, Inc.

$

% Senior Notes due

______________

[Number] Supplement to Note Purchase Agreement

______________

Dated

HANCOCK PARK CORPORATE INCOME, INC.

Dated as of
, 20
To the Purchaser(s) named in
Schedule A hereto

Ladies and Gentlemen:

This [Number] Supplement to Note Purchase Agreement (the “Supplement”) is between Hancock Park Corporate Income, Inc., a Maryland corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Purchasers”).

Reference is hereby made to that certain Note Purchase Agreement dated as of November 27, 2019 (the “Note Purchase Agreement”) among the Company and the Purchaser. All capitalized terms not otherwise defined herein shall have the same meaning as specified in the Note Purchase Agreement. Reference is further made to Section 4.13 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Purchaser(s) as follows:

1. The Company has authorized the issue and sale of $ aggregate principal amount of its [ ]% Series Senior Notes due [ ], (the “Series Notes”). The Series Notes, together with the Series [ ] Notes [and the Series [ ] Notes] issued pursuant to the Note Purchase Agreement and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.2 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Purchaser(s) and the Company.

2. Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Purchaser, and each Purchaser agrees to purchase from the Company, Series Notes in the principal amount set forth opposite such Purchaser’s name on Schedule A hereto at a price of [ ]% of the principal amount thereof on the closing date hereinafter mentioned.

3. The sale and purchase of the Series Notes to be purchased by the Purchaser shall occur at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, NY, 10036, at 9:00 am New York time, at a closing (the “Closing”) on [ ], or on such other Business Day thereafter on or prior to [ ], as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Series Notes to be purchased by such Purchaser in the form of a single Series Note (or such greater number of Series Notes in denominations of at least $[100,000] as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [ ] at Bank, [Insert Bank address, ABA number for wire transfers, and any other relvant wire transfer information]. If, at the Closing, the Company shall fail to tender such Series Notes to the Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the Purchaser’s satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment.

4. The obligation of each Purchaser to purchase and pay for the Series Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series Notes to be purchased at the Closing as if each reference to “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer the “Series Notes,” the “Closing” and the “Purchasers” (each as defined in this Supplement) and to the following additional conditions:

(a) Except as supplemented, amended or superceded by the representations and warranties set forth in Exhibit A hereto, each of the representations and warranties of the Company set forth in Section 5 of the Note Purchase Agreement shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of Closing (except for representations and warranties which apply to a specific earlier date which shall be true as of such earlier date or as of the date specified in Exhibit A to the extent such provision is superceded in Exhibit A) and the Company shall have delivered to each Purchaser an Officer’s Certificate, dated the date of the Closing certifying that such condition has been fulfilled.

(b) Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Series Notes to be purchased by such Purchaser at the Closing as specified in Schedule A.

5. Each Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series Notes by such Purchaser as if each reference to “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer the “Series Notes,” the “Closing” and the “Purchasers” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by this Supplement.

6. The Company and each Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Purchaser were an original signatory to the Note Purchase Agreement.

The execution hereof shall constitute a contract between the Company and the Purchaser(s) for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Hancock Park Corporate Income, Inc.

By
Name:
Title:

Accepted as of [ ],

[ADDITIONAL PURCHASER]

By
Name:
Title:

INFORMATION RELATING TO ADDITIONAL PURCHASERS

PRINCIPAL
NAME AND ADDRESS OF ADDITIONAL PURCHASER		AMOUNT OF SERIES NOTES TO BE PURCHASED

[NAME OF PURCHASER]		$

(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

SCHEDULE A
(to Supplement)

SUPPLEMENTAL REPRESENTATIONS

The Company represents and warrants to each Purchaser that except as hereinafter set forth in this Exhibit A, each of the representations and warranties set forth in Section 5 of the Note Purchase Agreement (other than representations and warranties that apply solely to a specific earlier date which shall be true as of such earlier date) is true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date hereof with respect to the Series Notes with the same force and effect as if each reference to the “Notes” set forth therein was modified to refer the “Series Notes” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by the Supplement. The Section references hereinafter set forth correspond to the similar sections of the Note Purchase Agreement which are supplemented hereby:
Section 5.3.    Disclosure.    (a) This Agreement and the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchaser by or on behalf of the Company (other than financial projections, pro forma financial information and other forward-looking information referenced in Section 5.3(b), information relating to third parties and general economic information) prior to [ ] in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole (and after taking into account all updates thereto), do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since [ ], there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
(b)    All financial projections, pro forma financial information and other forward-looking information which has been delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement are based upon good faith assumptions and, in the case of financial projections and pro forma financial information, good faith estimates, in each case, believed to be reasonable at the time made, it being recognized that (i) such financial information as it relates to future events is subject to significant uncertainty and contingencies (many of which are beyond the control of the Company) and are therefore not to be viewed as fact, and (ii) actual results during the period or periods covered by such financial information may materially differ from the results set forth therein.
Section 5.12.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any substantially similar debt Securities for sale to, or solicited any offer to buy the Notes or any substantially similar debt Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser and not more than [ ] other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.14 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of [ ], since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. As of [ ], neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and, to the knowledge of the Company, no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    As of [ ], neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.14.

[Add any additional Sections as appropriate at the time the Series Notes are issued]

[FORM OF SERIES NOTE]
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE FOLLOWING ADDRESS: [_____] ATTENTION: [_____]

Hancock Park Corporate Income, Inc.
[ ]% Senior Note Due [ ]
No. [_____]    [DATE]
$[_______]    PPN[ ]

For Value Received, the undersigned, Hancock Park Corporate Income, Inc. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or its registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been redeemed) on [ ] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [ ]% per annum from the date hereof, payable quarterly, on the [ ]th day of [ ], [ ], [ ] and [ ] in each year, commencing with the [ ] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Redemption Settlement Amount (if any), at a rate per annum from time to time equal to [ ]%, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Redemption Settlement Amount with respect to this Note are to be made in lawful money of the United States of America at the Company in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated [] (as from time to time amended, the “Note Purchase Agreement”), among the Company, the respective Purchasers named therein and the Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representations set forth in Section 6 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in (and subject to the terms and conditions of) the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same series for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to mandatory and optional redemption, in whole or from time to time in part, on the terms specified in the Note Purchase Agreement.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Redemption Settlement Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Hancock Park Corporate Income, Inc.

By	_________________________
[Title]